EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES THIRD QUARTER 2012 RESULTS

HOUSTON, TX, October 25, 2012 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the third quarter ended September 30, 2012 it earned net income of $612 million, or $1.43 per fully diluted share, compared to second quarter ended June 30, 2012 net income of $605 million, or $1.42 per fully diluted share. Earnings per share increased 14 percent compared to the third quarter 2011 earnings of $1.25 per fully diluted share.

Transaction charges for the third quarter of 2012 were $57 million pre-tax. Net income for the third quarter of 2012 excluding transaction charges was $650 million, or $1.52 per fully diluted share. This compares to second quarter of 2012 net income of $626 million, or $1.46 per fully diluted share, and third quarter 2011 net income of $536 million or $1.26 per fully diluted share, excluding transaction charges from all periods.

The Company’s revenues for the third quarter of 2012 were $5.3 billion, an increase of 12 percent from the second quarter of 2012 and an increase of 42 percent from the third quarter of 2011. Operating profit for the third quarter of 2012 was $946 million or 17.8 percent of sales, excluding transaction charges. Sequentially, third quarter operating profit increased four percent, resulting in operating profit flow-through (change in operating profit divided by the change in revenue) of seven percent, excluding transaction charges. Year-over-year third quarter operating profit increased 22 percent, resulting in operating profit flow-through of 11 percent, excluding transaction charges.

During the third quarter of 2012 the Company’s Rig Technology segment booked $2.29 billion in new orders. Backlog for capital equipment orders for the Company’s Rig Technology segment at September 30, 2012 was $11.66 billion, up three percent from the end of the second quarter of 2012.

Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Outstanding execution enabled the Company to achieve solid earnings again this quarter. We are pleased by the level of bookings into our capital equipment backlog for the Rig Technology segment during the third quarter. We continue to see steady activity around new orders, and expect high demand for deepwater rigs to drive solid orders again in the fourth quarter. Demand for other NOV products and services continued to grow in international markets, but softening demand in North America partly offset this trend during the third quarter.

Our Company has completed a number of strategic initiatives this year, and I am pleased to report that these are going very well. Our investments will further strengthen National Oilwell Varco’s capabilities to service our customers, as well as provide future opportunities for our employees and earnings growth for our shareholders.”

Rig Technology

Third quarter revenues for the Rig Technology segment were a record $2.55 billion, an increase of six percent from the second quarter of 2012 and an increase of 29 percent from the third quarter of 2011. Operating profit for this segment was $610 million, or 23.9 percent of sales. Operating profit flow-through was 27 percent sequentially and 14 percent from the third quarter of 2011 to the third quarter of 2012. Revenue out of backlog for the segment increased five percent sequentially and increased 36 percent year-over-year, to $1.91 billion for the third quarter of 2012.

Petroleum Services & Supplies

Revenues for the third quarter of 2012 for the Petroleum Services & Supplies segment were $1.72 billion, down three percent compared to second quarter 2012 results and up 18 percent from the third quarter of 2011. Operating profit was $383 million, or 22.3 percent of revenue, up 28 percent from the third quarter of 2011. Operating profit flow-through was 33 percent from the third quarter of 2011 to the third quarter of 2012.

Distribution & Transmission

The Distribution & Transmission segment generated third quarter revenues of $1.32 billion, which were up 69 percent from the second quarter of 2012 and were up 174 percent from the third quarter of 2011, due mostly to previously disclosed mergers completed during the second quarter and third quarters of 2012. Third quarter operating profit was $78 million or 5.9 percent of sales. Operating profit flow-through was four percent sequentially and five percent from the third quarter of 2011 to the third quarter of 2012.

The Company has scheduled a conference call for October 25, 2012, at 8:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,702	$3,535
Receivables, net	4,033	3,291
Inventories, net	5,989	4,030
Costs in excess of billings	1,065	593
Deferred income taxes	286	336
Prepaid and other current assets	592	325

Total current assets	13,667	12,110

Property, plant and equipment, net	2,818	2,445
Deferred income taxes	320	267
Goodwill	6,940	6,151
Intangibles, net	4,431	4,073
Investment in unconsolidated affiliates	370	391
Other assets	116	78

	$28,662	$25,515

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,365	$901
Accrued liabilities	2,363	2,376
Billings in excess of costs	1,037	865
Current portion of long-term debt and short-term borrowings	354	351
Accrued income taxes	194	709
Deferred income taxes	368	214

Total current liabilities	5,681	5,416

Long-term debt	1,175	159
Deferred income taxes	1,802	1,852
Other liabilities	321	360

Total liabilities	8,979	7,787

Commitments and contingencies

Stockholders’ equity:
Common stock – par value $.01; 1 billion shares authorized; 426,879,173 and 423,900,601 shares issued and outstanding at September 30, 2012 and December 31, 2011	4	4
Additional paid-in capital	8,718	8,535
Accumulated other comprehensive income (loss)	79	(23)
Retained earnings	10,773	9,103

Total National Oilwell Varco stockholders’ equity	19,574	17,619
Noncontrolling interests	109	109

Total stockholders’ equity	19,683	17,728

	$28,662	$25,515

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenue:
Rig Technology	$2,547	$1,970	$2,405	$7,211	$5,472
Petroleum Services & Supplies	1,717	1,460	1,776	5,197	4,084
Distribution & Transmission	1,315	480	780	2,659	1,313
Eliminations	(260)	(170)	(227)	(711)	(470)

Total revenue	5,319	3,740	4,734	14,356	10,399

Gross profit	1,411	1,170	1,321	4,003	3,251

Gross profit %	26.5%	31.3%	27.9%	27.9%	31.3%

Selling, general, and administrative	465	392	414	1,269	1,133

Other costs	57	6	28	92	29

Operating profit	889	772	879	2,642	2,089

Interest and financial costs	(10)	(8)	(9)	(27)	(31)
Interest income	2	5	3	8	13
Equity income in unconsolidated affiliates	7	11	19	43	34
Other income (expense), net	(14)	—	(5)	(32)	(26)

Income before income taxes	874	780	887	2,634	2,079

Provision for income taxes	265	252	285	819	667

Net income	609	528	602	1,815	1,412

Net loss attributable to noncontrolling interests	(3)	(4)	(3)	(8)	(8)

Net income attributable to Company	$612	$532	$605	$1,823	$1,420

Net income attributable to Company per share:
Basic	$1.44	$1.26	$1.42	$4.29	$3.37

Diluted	$1.43	$1.25	$1.42	$4.28	$3.35

Weighted average shares outstanding:
Basic	425	422	425	425	421

Diluted	427	425	427	426	424

NATIONAL OILWELL VARCO, INC.

OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenue:
Rig Technology	$2,547	$1,970	$2,405	$7,211	$5,472
Petroleum Services & Supplies	1,717	1,460	1,776	5,197	4,084
Distribution & Transmission	1,315	480	780	2,659	1,313
Eliminations	(260)	(170)	(227)	(711)	(470)

Total revenue	$5,319	$3,740	$4,734	$14,356	$10,399

Operating profit:
Rig Technology	$610	$528	$571	$1,732	$1,467
Petroleum Services & Supplies	383	299	393	1,164	794
Distribution & Transmission	78	37	54	175	91
Unallocated expenses and eliminations	(125)	(86)	(111)	(337)	(234)

Total operating profit (before other costs)	$946	$778	$907	$2,734	$2,118

Operating profit %:
Rig Technology	23.9%	26.8%	23.7%	24.0%	26.8%
Petroleum Services & Supplies	22.3%	20.5%	22.1%	22.4%	19.4%
Distribution & Transmission	5.9%	7.7%	6.9%	6.6%	6.9%
Other unallocated	—	—	—	—	—

Total operating profit % (before other costs)	17.8%	20.8%	19.2%	19.0%	20.4%

NATIONAL OILWELL VARCO, INC.

AS ADJUSTED EBITDA RECONCILIATION EXCLUDING OTHER COSTS

(Unaudited)

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$612	$532	$605	$1,823	$1,420
Provision for income taxes	265	252	285	819	667
Interest expense	10	8	9	27	31
Depreciation and amortization	157	140	157	462	413

EBITDA	1,044	932	1,056	3,131	2,531
Other costs:
Transaction costs	57	6	28	92	12
Libya asset write-down	—	—	—	—	17

EBITDA excluding other costs (Note 1)	$1,101	$938	$1,084	$3,223	$2,560

Note 1: EBITDA excluding other costs means earnings before interest, taxes, depreciation, amortization, and other costs, and is a non-GAAP financial measurement. Management uses EBITDA excluding other costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.

Clay Williams, (713) 346-7606

Clay.Williams@nov.com